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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 0-12506

                            HERITAGE BANCORP, INC.
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             (Exact name of registrant as specified in its charter)

                            120 SOUTH CENTRE STREET
                             POTTSVILLE, PA 17901
                                (717)  622-2320
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    INTERESTS IN THE HERITAGE BANCORP, INC.
           EMPLOYEE STOCK OWNERSHIP PLAN INCLUDING 401(k) PROVISIONS
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           (Titles of each class of securities covered by this Form)

                                     None
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(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [_]            Rule 12h-3(b)(1)(ii) [_]
               Rule 12g-4(a)(1)(ii) [_]            Rule 12h-3(b)(2)(i)  [_]
               Rule 12g-4(a)(2)(i)  [_]            Rule 12h-3(b)(2)(ii) [_]
               Rule 12g-4(a)(2)(ii) [_]            Rule 15d-6           [X]
               Rule 12h-3(b)(1)(i)  [_]

     Approximate number of holders of record as of the certification or notice date: 155

Pursuant to the requirements of the Securities Exchange Act of 1934, Main Street Bancorp, Inc., as the successor by consolidation to Heritage Bancorp, has caused this certification/notice to be signed on its behalf of the above-referenced Plan by the undersigned duly authorized person.


DATE:  May 11, 1998                      By:   /s/ Allen E. Kiefer
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                                           Name: Allen E. Kiefer
                                           Title: President and
                                                   Chief Executive Officer